Exhibit 10.9

MANUFACTURE AND SUPPLY AGREEMENT

This MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as March 7, 2005 (“Effective Date”), by and between HemoSense, Inc., having an office at 651 River Oaks Parkway, San Jose, CA 95134 (“HemoSense”), and Haematologic Technologies, Inc., having an office at 57 River Road, Unit 1021, Essex Junction, VT 05452 (“HTI”). (Each of HemoSense and HTI are a “Party”; collectively the “Parties.”)

BACKGROUND

A. HemoSense is in the business of making and selling various medical diagnostic products, including products used to monitor prothrombin time (“PT”) for patients on anticoagulation therapies.

B. HTI is engaged in the business of manufacturing and selling coagulation proteins, including anti-coagulant control cocktails.

C. HemoSense desires to purchase, and HTI to sell, Coagulation Cocktail 2 (as defined below) in accordance with the provisions of this agreement.

In consideration of the promises and the mutual covenants contained herein, the Parties therefore agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

All defined terms that are used but not defined in the body of this Agreement have the meanings set forth in Schedule A.

ARTICLE 2

SALE AND PURCHASE

2.1 Supply of Product. HTI shall manufacture and provide Coagulation Cocktail 2 to HemoSense and Affiliates as set forth in this Agreement.

2.2 HemoSense Purchase Requirements. HemoSense shall purchase from HTI during the initial two (2) years of the term of this Agreement (“Requirements Period”), one hundred percent (100%) of the Coagulation Cocktail 2 that HemoSense requires for purposes of commercial sale, subject to the terms and conditions of this Agreement (including Section 13.5) and the further limitations that:

2.2.1 During the Requirements Period, HemoSense may purchase such quantities of Coagulation Cocktail 2 from alternative or additional manufacturers solely as is necessary to qualify and validate the manufacturing processes of such alternative and additional manufacturers.

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2.2.2 HemoSense’s obligations to purchase Coagulation Cocktail 2 from HTI under this Section 2.2 shall not apply to the extent:

(a) HTI is unable to supply HemoSense with its Coagulation Cocktail 2 requirements due to capacity constraints, force majeure events or otherwise.

(b) HemoSense requires Coagulation Cocktail 2 for purposes of commercial sale into a territory for which HTI has not obtained such regulatory approvals and registrations as are necessary for HTI to perform as HemoSense’s commercial supplier of Coagulation Cocktail 2 under this Agreement.

2.3 No Further Restrictions. Except as expressly set forth in Section 2.2, nothing in this Agreement shall be construed as preventing or otherwise inhibiting HemoSense from (a) manufacturing some or all of its Coagulation Cocktail 2 requirements, or (b) obtaining some or all of its Coagulation Cocktail 2 requirements from third party(ies).

2.4 HTI Exclusivity. During the term of this Agreement and for three (3) years after its expiration or termination, neither HTI nor any of its Affiliates shall, either alone or in collaboration with a third party, (i) engage in activities solely related to the development, manufacture, supply or commercialization of Coagulation 2 Cocktail for any Point-of-care, PT reagent/test manufacturer or (ii) develop, manufacture, supply or commercialize Coagulation 2 Cocktail for any Point-of-care, PT reagent/test manufacturer.

ARTICLE 3

MANUFACTURING AND PROCESSING ACTIVITIES

3.1 Manufacturing at Facility. HTI shall manufacture Coagulation Cocktail 2 for HemoSense under this Agreement exclusively at the Facility. HTI shall be responsible for all scheduling related to the Facility and for the operation of the Facility.

3.2 Changes. HTI shall not make any changes to raw materials (or suppliers thereof), formulations, processes, equipment, facilities, Specifications, tests or any other item in any manner that would impact the manufacturing or processing activities to be performed by HTI hereunder, or affect any regulatory filing, without the prior written consent of HemoSense.

3.3 Required Changes. Subject to HemoSense’s written approval, HTI shall promptly make and implement such changes to the Specifications or HTI’s manufacturing or processing activities as are required (a) by any regulatory requirements that are (i) applicable to the manufacture of Coagulation Cocktail 2, (ii) the result of a specific guideline, law or regulation and (iii) not discretionary; or (b) by any concerns of HemoSense or regulatory authorities as to the toxicity, safety and/or efficacy of any Coagulation Cocktail 2 to be manufactured by HTI as provided herein (“Required Changes”).

3.4 Discretionary Changes. Each Party may propose certain changes to the Specifications or the Coagulation Cocktail 2 manufacturing process which it reasonably believes will improve the manufacturing process. Upon HemoSense’s request, HTI shall review and analyze such proposed changes and provide such details as HemoSense may reasonably request

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regarding the proposed change. Changes to be further developed or implemented, if any, will be as agreed upon by the Parties. (“Proposed Discretionary Changes”).

3.5 Payment. All Changes to the Specifications, Required Changes, and Discretionary Changes initiated by HemoSense that result in an implementation cost or an increase in manufacturing costs shall be at the expense of HemoSense. HTI shall be responsible for any costs associated with the development and implementation of any Required Changes and Discretionary Changes initiated by HTI and approved by HemoSense hereunder.

ARTICLE 4

ORDERS AND SHIPMENT

4.1 Forecasts. By the first day of the first full calendar quarter following the execution of this Agreement, and by the first day of each calendar quarter thereafter, HemoSense shall provide HTI with a good-faith written forecast of the quantities of Coagulation Cocktail 2 that HemoSense shall require from HTI for following twelve (12) calendar-month period (each, a “Forecast”). Each such Forecast shall be divided into four calendar-quarter forecasts (“Ql,” “Q2,” “Q3” and “Q4,” as updated on a rolling basis), and shall include HemoSense’s anticipated requirements from HTI for each such calendar quarter. Thus, for example, a Forecast provided by October 1, 2004 would cover the calendar months commencing with October 1, 2004 and ending with September 30, 2005, and in that case HemoSense would also provide a breakout of the Forecast for October 1, 2004 through December 31, 2004 (as Q1), January 1, 2005 through March 31, 2005 (as Q2), April 1, 2005 through June 30, 2005 (as Q3) and July 1, 2005 through September 30, 2005 (as Q4). Each Forecast shall be non-binding, except that (i) HemoSense’s Purchase Orders under Section 4.2.1 shall at least cover the quantity of Coagulation Cocktail 2 specified for Q1 of HemoSense’s then-current Forecast, and (ii) the quantity of Coagulation Cocktail 2 specified for Q1 of each Forecast shall be within plus or minus twenty-five percent (25%) of the quantity that HemoSense previously forecast for that quarter when that quarter first appeared as Q2 of a Forecast. Notwithstanding the provisions of this Section 4.1, the Forecasts that HemoSense is to provide under this Agreement need not extend beyond this Agreement’s Term.

4.2 Purchase Orders.

4.2.1 Provision of Purchase Order. With each Forecast, HemoSense shall provide to HTI a purchase order (each, a “Purchase Order”) for such quantities of Coagulation Cocktail 2 that HemoSense wishes to order from HTI. Each Purchase Order shall specify the delivery date(s), delivery location(s) and amounts of Coagulation Cocktail 2 to be delivered over the calendar month represented by the Purchase Order.

4.2.2 Acceptance. HTI shall acknowledge and provide HemoSense with a written acceptance of each Purchase Order within five (5) business days following HTI’s receipt thereof, and if no such acceptance is provided to HemoSense within such period, such Purchase Order shall be deemed accepted by HTI. HTI may reject only that portion of any Purchase Order that HTI is unable to fill due to unexpected demand where HemoSense’s aggregate Purchase Orders for a particular calendar quarter exceed the quantity of Coagulation Cocktail 2 that HemoSense forecast as its anticipated requirement for the quarter in its then-current Forecast (the

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“Excess Portion”). In addition, to the extent a HemoSense Purchase Order requests a delivery date that is less than thirty (30) days from the Purchase Order date (a “Inside Lead-Time Request”), HTI may consider the required shipment date to be thirty (30) days from the Purchase Order date. Notwithstanding the foregoing, HTI shall use commercially reasonable efforts to satisfy the Excess Portion and Inside Lead-Time Requests of each Purchase Order.

4.2.3 Conflict. If the terms of HemoSense’s Purchase Order, HTI’s acknowledgement or acceptance, or any other document that the parties exchange in connection with the purchase and sale of Coagulation Cocktail 2 are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

4.3 Delivery. Delivery of the Coagulation Cocktail 2 shall be DDU (Incoterms 2000); HemoSense’s designated location in the United States (which may be a third-party location). Shipping charges shall be prepaid by HTI and added to the invoice.

4.4 Documentation. Each lot shall be accompanied by, a certificate of analysis showing the results of release testing, as well as a certificate of conformance confirming that the Coagulation Cocktail 2 is Conforming Product (pursuant to Section 6.1). At HemoSense’s request, HTI shall provide HemoSense with reasonable access to any applicable supporting data relating to the documentation provided under this Section 4.4 (including without limitation master batch records, executed batch production records, laboratory notebooks and any applicable testing results).

4.5 Notice of Inability to Supply. HTI shall promptly notify HemoSense of any occurrence expected to inhibit HTI’s ability to provide on-time delivery of Coagulation Cocktail 2 meeting the terms and conditions of this Agreement. In addition, HTI shall immediately inform HemoSense of any notice, written or oral, received from any of its subcontractors regarding a possible shortage or inability to obtain or supply raw materials or any components or materials used in the manufacture of Coagulation Cocktail 2.

4.6 Consequences of Delay. In the case of any material failure or anticipated material failure of HTI to supply Coagulation Cocktail 2 meeting the requirements of this Agreement in the quantities and within the time periods specified in any of HemoSense’s Purchase Orders (each, a “Delay”), HTI shall remedy the Delay and resume supplying Coagulation Cocktail 2 meeting the requirements of this Agreement to HemoSense as soon as possible. Moreover, upon a Delay, HemoSense shall be relieved from its obligations to purchase any quantities of Coagulation Cocktail 2 identified in any Purchase Orders that are delayed more than five (5) days.

ARTICLE 5

PAYMENT

5.1 Supply Price. The per-milliliter Supply Price of Coagulation Cocktail 2 shall be as set forth on Schedule C. Except as otherwise permitted herein, HemoSense shall pay HTI the applicable Supply Price for each milliliter of Coagulation Cocktail 2 received in accordance with the terms of this Agreement, within thirty (30) days after the date of HTI’s invoice for such shipment; provided that HTI’s invoice for each shipment shall be dated no earlier than the date of

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shipment of the particular lot of Coagulation Cocktail 2 to the delivery location designated under Section 4.3.

5.2 No Other Costs. Except as otherwise expressly set forth in this Agreement, HemoSense shall not be obligated to pay any amounts other than the Supply Price, shipping cost, and handling charges for all Coagulation Cocktail 2 supplied by HTI hereunder. HTI shall be solely responsible for costs and other expenses required to fulfill its obligations under this Agreement.

5.3 Payment Terms. Terms of payment shall be Net 30. Payment of all amounts shall be in U.S. dollars.

5.4 Taxes. The Supply Price shall exclude any applicable sales, use, consumption, value-added or excise taxes, duties, tariffs and other similar assessments which may be imposed by any governmental authority as a result of the sale of Coagulation Cocktail 2 to HemoSense (other than with respect to any corporate or other taxation based on HTI’s net income) (“Transfer Taxes”); provided, however, that the parties shall cooperate and take any reasonable steps necessary to reduce or eliminate any Transfer Taxes.

ARTICLE 6

QUALITY OF COAGULATION COCKTAIL 2

6.1 Conforming Product. HTI represents and warrants that all Coagulation Cocktail 2 provided to HemoSense’s designated location under Section 4.3 shall at the time of delivery (1) conforms with the Specifications, (2) has been manufactured in accordance with the approved master batch records and executed batch production records, (3) is not adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the “FFDCA”), or any foreign counterpart thereof, and (4) has been manufactured, labeled, packaged, stored, tested, documented, released and shipped in accordance with regulatory requirements, ISO 9001:2000, and all applicable laws. Such Coagulation Cocktail 2 shall be deemed “Conforming Product.”

6.2 Lot. Each lot of Coagulation Cocktail 2 manufactured by HTI hereunder shall be within the process parameters as validated and set forth in the master batch record. Upon any deviation, HTI shall prepare a deviation report for HemoSense and shall resolve such situation in accordance with ISO 9001:2000.

6.3 Non-Conforming Product. For any delivered Coagulation Cocktail 2 that is not Conforming Product, HTI shall, at HemoSense’s sole discretion, either reimburse HemoSense the purchase price (if already paid) of such Coagulation Cocktail 2 within ten (10) business days after receiving notice from HemoSense of the non-Conforming Product or, as soon as practicable and in any event within three (3) months, replace such Coagulation Cocktail 2 at no additional cost to HemoSense. HemoSense shall notify HTI of the existence of Coagulation Cocktail 2 that is not Conforming Product within thirty (30) days after receipt of such Coagulation Cocktail 2 from HTI, or if later, within thirty (30) days after HemoSense actually learns that the Coagulation Cocktail 2 is not Conforming Product.

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ARTICLE 7

INSPECTIONS; RECORDS

7.1 Inspections by HemoSense.

7.1.1 Inspection. HemoSense (or its representative) shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit (a) the Facility, and (b) any of HTI’s manufacturing and quality control records and all other documentation relating to the manufacturing and processing activities (including, without limitation, any internal quality control audits or reviews conducted by HTI). Such right to inspect and audit shall extend to HTI and the Affiliates and subcontractors of HTI.

7.1.2 Notice of Non-Compliance. To the extent HemoSense reasonably determines during any inspection and audit of the Facility, or the records being maintained by HTI in connection with such manufacture (including master batch records and executed batch production records), that HTI is not in compliance with regulatory requirements, ISO 9001:2000 or this Agreement, HemoSense shall provide HTI with written notice detailing such material non-compliance.

(a) Upon receipt of such notice from HemoSense, HTI shall, as soon as practicable, remedy or cause to be remedied such non-compliance in accordance with a mutually agreed schedule. HemoSense shall, if requested by HTI, assist HTI by providing reasonably detailed information about the non-compliance. HTI shall provide HemoSense with progress reports of its corrective actions and reasonable documentary and other evidence that all compliance items have been corrected.

(b) Thereupon, HemoSense shall have the right to re-inspect and re-audit the Facility, or the records being maintained by HTI in connection with such manufacture, upon reasonable notice and during regular business hours to determine whether HTI has remedied or caused to be remedied such non-compliance.

7.2 Records. HTI shall generate and maintain complete and accurate records (including, without limitation, files, certificates and authorizations) necessary to evidence compliance with all applicable laws, regulatory requirements and other requirements of applicable governmental authorities relating to the manufacture of Coagulation Cocktail 2, including, without limitation, all validation data, master batch records, executed batch production records, quality control and laboratory testing, and any other data required under ISO 9001:2000 and other regulatory requirements. HTI shall not dispose of records or samples generated in conjunction with this Agreement within seven years of creation without first offering to transfer such records or samples to HemoSense or its designee at HemoSense’s expense.

ARTICLE 8

REGULATORY MATTERS

8.1 Compliance with ISO 9001:2000; Monitoring of Records. Throughout the term of this Agreement, and for so long thereafter as is reasonably necessary, HTI shall monitor and

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maintain appropriate records respecting its compliance with ISO 9001:2000, including through the establishment and implementation of such operating procedures and the training of personnel as are required to assure such compliance.

8.2 Regulatory Communications and Correspondence. Each Party shall promptly notify the other Party of all such Party’s communications from and to the FDA or other regulatory authorities that may affect, impact or change the manufacturing or processing activities performed by HTI, or affect the ability of HTI to comply with its obligations under this Agreement.

8.3 Document Preparation and Maintenance. HTI shall prepare and maintain all files, certificates, authorizations, data and other records pertaining to the manufacture of Coagulation Cocktail 2 for HemoSense that are reasonably necessary to support and maintain any regulatory filings.

8.4 Notification of Changes to the Manufacturing Process. HTI shall notify HemoSense in writing prior to submitting any documentation to any regulatory authority regarding any manufacturing process changes approved by HemoSense pursuant to 3.2. HemoSense shall be permitted to review all documentation proposed to be filed with any regulatory authority regarding such changes. Within [***] business days after receiving such documentation, through consultation between the Parties, HemoSense shall provide HTI with comments, which shall be incorporated in the documentation prior to filing it with any regulatory authority. HTI shall obtain HemoSense’s written approval prior to submitting any such documentation.

8.5 Cooperation in Obtaining Government Approvals. HTI shall reasonably assist HemoSense, at HemoSense’s request, to secure and maintain governmental approvals for the HemoSense Product and shall participate as is reasonably necessary and as may be requested in resolving the concerns of any regulatory authority arising with respect to the manufacture of Coagulation Cocktail 2 for HemoSense.

8.6 Ownership of Regulatory Filings. HemoSense shall be the sole owner of all regulatory filings and all governmental approvals obtained by HemoSense from any regulatory authority with respect to the HemoSense Product.

8.7 HemoSense Access to Manufacturing Data and Documentation. HemoSense shall have full access to and the right to use and reference any regulatory filings, correspondence, validation documentation, master batch records, executed batch production records, reports, analyses and any other data and documentation generated in connection with the manufacturing and/or processing activities conducted by HTI hereunder.

8.8 Safety and Efficacy Claims. Each Party shall promptly notify the other of any information or notice it is or becomes aware of concerning the safety or efficacy claims of any HemoSense Product, including, without limitation, any threatened or pending action by any regulatory authority. HemoSense shall be responsible for handling all complaints and communications from regulatory authorities with respect to the HemoSense Product. HTI shall cooperate in resolving such complaints and responding to such communications to the extent

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they pertain to Coagulation Cocktail 2 and are reasonably requested by HemoSense in connection therewith.

ARTICLE 9

RECALLS

9.1 Notification. Each Party shall keep the other Party fully informed of any notification, or other information of which it has actual knowledge, which might result in the Recall, Seizure or other enforcement action relating to the HemoSense Product or Coagulation Cocktail 2.

9.2 HTI’s Recall or Withdrawal Suggestion. If HTI independently believes that a HemoSense Product Recall or HemoSense Product withdrawal or field corrective action may be necessary or appropriate, HTI shall so notify HemoSense of HTI’s conclusion within [***] ([***]) [***] and the Parties shall cooperate with each other to ascertain the necessity and nature of such action.

9.3 Recall Determination by HemoSense. Promptly after HemoSense notifies a regulatory authority of a HemoSense Product withdrawal or HemoSense Product Recall, HemoSense shall so notify HTI. HTI shall assist HemoSense, at HemoSense’s reasonable request, in its investigation to determine the cause and extent of the problem.

9.4 HemoSense Discretion. Notwithstanding anything to the contrary in the foregoing, HemoSense shall make the final decision whether HemoSense Product is withdrawn or Recalled.

9.5 Responsibility for Expenses of Recall. If any governmental authority withdraws its approval to sell the HemoSense Product (“Approval Withdrawal”) or issues a directive or request that all or specified quantities of the HemoSense Product be Recalled (“Recall Directive”) for product safety reasons or HemoSense reasonably determines that all or specified quantities of the HemoSense Product should be Recalled, HemoSense shall pay all costs, including HTI’s reasonable out-of-pocket expenses, associated with the Recall. However, to the extent such Recall is the result of an Approval Withdrawal or Recall Directive, and the Approval Withdrawal or Recall Directive is wholly attributable to (i) the Coagulation Cocktail 2 not conforming to the Specifications as set forth in Schedule B; or, (ii) manufacturing or processing that was not done in accordance HTI’s standard operating procedures as approved by the parties, or as modified and reapproved by the parties, (i) HTI shall be responsible for all such costs, (ii) HemoSense shall have the right to cancel any Purchase Orders already submitted, and (iii) HemoSense shall have no obligations or liabilities with respect to Coagulation Cocktail 2 not yet shipped to HemoSense.

9.6 Definition of Recall and Seizure. For purposes of this Article 9, “Recall” shall mean any action by HemoSense, or any Affiliate of HemoSense, to recover title to or possession of HemoSense Product sold or shipped to third parties. The term “Recall” also includes the failure by HemoSense to sell or ship HemoSense Product to third parties who would have been subject to recall if it had been sold or shipped. For purposes of this Article 9, “Seizure” shall mean any action by any governmental authority to detain or destroy HemoSense Product. For

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purposes of this Article 9, neither “Recall” nor “Seizure” shall include any actions taken by HemoSense that are solely related to nonpayment or contract issues and are not related to any toxicity, safety, efficacy or Regulatory-related issues.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership.

10.1.1 Product Technology. As between the Parties, HemoSense owns and shall continue to own all right, title and interest (including all patent and other intellectual-property rights) in and to (i) Coagulation Cocktail 2 and (ii) any inventions made by a Party or the Parties in connection with the performance of this Agreement or in connection with the development or manufacture of Coagulation Cocktail 2 prior to the date of this Agreement that primarily relate to Coagulation Cocktail 2 or constitute improvements to Coagulation Cocktail 2 (collectively, the “Product Technology”). Product Technology includes, but is not limited to, the compositions, formulations, recipes and specifications for Coagulation Cocktail 2.

10.1.2 Manufacturing Process Technology. As between the Parties, HTI owns and shall continue to own all right, title and interest (including all patent and other intellectual-property rights) in and to all inventions constituting manufacturing methods or processes made by a Party or the Parties in connection with the performance of this Agreement or the development or manufacture of Coagulation Cocktail 2 prior to the date of this Agreement (“Manufacturing Process Technology”).

10.1.3 Other Developed Technology. Subject to HemoSense’s ownership of Product Technology under Section 10.1.1 and HTI’s ownership of Manufacturing Process Technology under Section 10.1.2, as between the Parties, each Party shall own all right, title and interest in and to any inventions made by such Party in connection with performance under this Agreement or the development or manufacture of Coagulation Cocktail 2 prior to the date of this Agreement, to the extent that such Party’s personnel (including representatives working on behalf of such Party) would be an inventor thereof under applicable patent law. Patent rights to inventions that are made jointly by employees of HTI and HemoSense shall be owned jointly. For purposes of this Section 10.1.3, whether an invention is made “jointly” shall be determined under principles of inventorship in accordance with applicable patent law, and “owned jointly” means that, subject to the terms of the licenses granted hereunder and the other provisions of this Agreement, each Party is free to exploit or enforce such rights and authorize others to do so, with no obligation to account to the other Party for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.

10.2 Assignment.

10.2.1 By HTI. HTI hereby assigns and shall continue to assign to HemoSense all of its right, title and interest in all Product Technology. If HemoSense requests and at HemoSense’s expense, HTI shall execute any and all applications, assignments or other instruments and provide testimony as necessary to apply for and obtain patent and other intellectual-property rights with respect to all Product Technology.

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10.2.2 By HemoSense. HemoSense hereby assigns and shall continue to assign to HTI all of its right, title and interest in all Manufacturing Process Technology. If HTI requests and at HTI’s expense, HemoSense shall execute any and all applications, assignments or other instruments and provide testimony as necessary to apply for and obtain patent and other intellectual-property rights with respect to all Manufacturing Process Technology.

10.3 Manufacturing License. HTI shall document any and all Manufacturing Process Technology owned by it and all other manufacturing processes, know-how and technology necessary or useful to performing the manufacturing under this Agreement, including that which is publicly known and that which is proprietary to HTI or a third party and authorized for HTI’s use. HTI hereby grants HemoSense a nonexclusive right to use all such technology not owned by HemoSense under Section 10.1 or otherwise (the “Licensed Technology”) to make and have made Coagulation Cocktail 2 (and thereafter to use, sell, offer for sale and import such Coagulation Cocktail 2 and any HemoSense Products); provided that this Agreement obligates HTI to deliver a physical copy of such Licensed Technology to HemoSense only: (i) if HTI should become Insolvent, or (ii) whether or not HTI becomes Insolvent, to the extent the use of the Licensed Technology in connection with the manufacture Coagulation Cocktail 2 would require HemoSense to make additional regulatory filings, amend its then-existing regulatory filings (without limitation, by filing a change-of-process petition with the FDA) and/or manufacture additional lots of Coagulation Cocktail 2 for use in stability trials. For purposes of this Section 10.3, “Insolvent” means HTI is unable to pay its debts as they become due, or if HTI’s income and cash are less than would be adequate for two months of operations, if HTI is subject to receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts under applicable law, or makes an assignment for the benefit of creditors.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality.

11.1.1 Confidential Information. “Confidential Information” means all data, specifications, training and any other know-how related to the design, development, manufacture (including, without limitation, equipment and processes), marketing, distribution or performance of HemoSense Products or Coagulation Cocktail 2, as well as all other information and data provided by either Party to the other Party pursuant to this Agreement, to the extent the disclosing party treats such other information and data confidentially. Notwithstanding the foregoing, the term “Confidential Information” does not include any information that: (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party, (ii) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes known to the receiving Party (independently of disclosure by the disclosing Party) directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; or (iv) is independently developed by the receiving Party.

11.1.2 Non-Disclosure and Non-Use. It is contemplated that a Party may from time to time disclose its Confidential Information to the other Party. Each Party shall not disclose to third parties any Confidential Information of the disclosing Party and shall not use

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any Confidential Information of the disclosing Party, except for the limited purposes of performing the receiving Party’s obligations or exercising the receiving Party’s rights as set forth in this Agreement. The receiving Party shall take all reasonable steps to prevent any unauthorized use or disclosure of the Confidential Information of the disclosing Party. The receiving Party may disclose Confidential Information to those of its representatives who have a need to have access to such Confidential Information in connection with such Party’s performance of its obligations and exercise of its rights under this Agreement. If the receiving Party so discloses any Confidential Information pursuant to this Section 11.1, such Party shall (1) inform the persons to whom such Confidential Information is disclosed of the confidential nature of such Confidential Information, and (2) direct those persons to keep such Confidential Information confidential. The provisions of this Section 11.1 shall survive termination or expiration of this Agreement and shall continue for five (5) years after the date thereof.

11.1.3 Disclosures Required By Law. The terms of this Section 11.1 shall not be construed to limit either Party’s right to disclose the other Party’s Confidential Information to the extent required in response to a valid order of a court or other governmental body of competent jurisdiction, provided that the receiving Party shall first have given notice to the disclosing Party and give the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information that is the subject of such order be held in confidence by such court or body and shall reasonably cooperate with the disclosing Party in seeking to obtain such an order.

11.1.4 Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any manner without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification.

12.1.1 HTI shall indemnify HemoSense, its Affiliates and representatives, and the heirs, executors, successors and assigns of any of the foregoing, against the following:

(a) Indemnifiable Losses arising out of a material breach by HTI of any of its obligations under this Agreement (including any Schedules hereto);

(b) Indemnifiable Losses arising only from HTI’s manufacturing and processing techniques, (excluding Product and Coagulation Cocktail 2 formulation defined in

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Schedule A), including without limitation infringement or violation of Third-Party intellectual property rights arising out of such manufacturing and processing techniques (excluding HemoSense Product and Coagulation Cocktail 2 formulation defined in Schedule A); and

(c) Indemnifiable Losses arising out of gross negligence or willful misconduct on the part of HTI or any of its agents or employees; provided, however, that HTI shall have no liability to HemoSense for any such Indemnifiable Losses to the extent that such Indemnifiable Losses were caused by: (x) the gross negligence or willful misconduct of HemoSense or any persons or entities for whose actions or omissions HemoSense is legally liable; or (y) a material breach by HemoSense of its obligations under this Agreement.

12.1.2 HemoSense shall indemnify HTI, its Affiliates and representatives, and the heirs, executors, successors and assigns of any of the foregoing, against the following:

(a) Indemnifiable Losses arising out of a material breach by HemoSense of any of its obligations under this Agreement (including any Schedules hereto);

(b) Indemnifiable Losses arising out of the sale or distribution of the HemoSense Product, including without limitation infringement or violation of Third-Party intellectual property rights arising out of such sale or use of the HemoSense Product; and

(c) Indemnifiable Losses arising out of gross negligence or willful misconduct on the part of HemoSense or any of its agents or employees;

provided, however, that HemoSense shall have no liability for any such Indemnifiable Losses to the extent that such Indemnifiable Losses were caused by: (x) the gross negligence or willful misconduct of HTI or any persons or entities for whose actions or omissions HTI is legally liable, or (y) a material breach by HTI of its obligations under this Agreement.

12.2 Procedures Relating to Indemnification. In order to be entitled to indemnification under this Article 12, the person or entity seeking indemnification under this Agreement (the “Indemnified Party”) must (i) promptly notify the Party obligated to indemnify it (the “Indemnifying Party”) in writing of the third party Claim for which indemnification is sought (provided that any failure to give any such notification shall only relieve the Indemnifying Party of its obligations to the extent the failure prejudices the Indemnifying Party’s ability to defend or settle the third party Claim), (ii) give the Indemnifying sole control over the defense and settlement of the Claim, and (iii) provide such assistance as the Indemnifying Party reasonably requests (at the Indemnifying Party’s expense) in connection with the defense and settlement of the Claim.

12.3 Indemnifiable Losses. As used in this Article 12, “Indemnifiable Losses” means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, penalties, costs, fees, settlement amounts and expenses (including without limitation court costs, interest and reasonable fees for attorneys, accountants and other experts) awarded or otherwise required to be paid to third parties with respect to any Third Party Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses paid to third

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

parties and incurred in connection with defending against or settling such Third Party Claim (including without limitation reasonable fees of attorneys, accountants and other experts and expenses incurred in asserting, preserving or enforcing any of the Indemnified Party’s rights to indemnification hereunder).

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of two (2) years from the Effective Date or until earlier terminated in accordance with the terms and conditions of Section 13.2 (the “Initial Term”). The Agreement shall renew itself for a one-year renewal term (the “Renewal Term”) at the end of the Initial Term and on each one year anniversary following the end of the Initial Term, unless the Agreement is terminated by either Party in accordance with the terms and conditions of Section 13.2. (The Initial Term and each Renewal Term are collectively the “Term”).

13.2 Termination.

13.2.1 Termination for Convenience. Commencing six (6) months after this Agreement’s Effective Date, either Party may terminate this Agreement for any reason, or no reason at all, by providing the other Party with a written notice of termination at least eighteen (18) months prior to the effective date of such termination. For clarity, no termination under this Section 13.2.1 may take effect before the end of the two (2) year anniversary of this Agreement’s Effective Date.

13.2.2 Breach by HTI. HemoSense may terminate this Agreement immediately upon written notice if HTI has breached any of its material obligations under this Agreement and has not cured that breach prior to expiration of a sixty (60) day period from the date of notice of breach.

13.2.3 Breach by HemoSense. HTI may terminate this Agreement immediately upon written notice if HemoSense has breached any of its material obligations under this Agreement and has not cured that breach prior to expiration of a sixty (60) day period from the date of notice of breach.

13.2.4 Discontinuance of HemoSense Product. HemoSense may terminate this Agreement immediately upon written notice to HTI if: (a) HemoSense, in its sole discretion, determines that the HemoSense Product shall not be marketed or shall be withdrawn from the market; or (b) the FDA withdraws approval of or fails to approve the manufacturing or marketing of the HemoSense Product or HemoSense reasonably believes that the FDA will take (or, as context requires, fail to take) any such action.

13.2.5 Force Majeure. Either Party may terminate this Agreement in accordance with the terms of Section 13.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

13.3 Effects of Termination.

13.3.1 Payment of Outstanding Amounts. Upon the termination of this Agreement for any reason whatsoever, HemoSense shall pay to HTI (or, as may be applicable, HTI shall return to HemoSense) all undisputed amounts due and payable up to the effective date of termination but not yet paid.

13.3.2 Payment for Outstanding Purchase Orders. If HemoSense or HTI terminate this Agreement for any reason (excluding only HTI’s termination for HemoSense’s breach under Section 13.2.3), HemoSense shall have no obligation to purchase any Coagulation Cocktail 2 ordered in any Purchase Orders. Otherwise, HTI shall use commercially reasonable efforts to mitigate costs related to HemoSense’s then-outstanding Purchase Orders, and HemoSense shall only be required to pay the raw material and direct labor costs actually incurred in connection with such Purchase Orders, to the extent HTI is unable to avoid or offset such costs; provided that such amount shall be capped at the applicable Supply Prices for the Coagulation Cocktail 2.

13.4 Survival. Termination or expiration of this Agreement shall not affect the rights and obligations of either Party that may have accrued prior to the date of termination or expiration, or any obligation contained in Article 6 though Article 12, Article 14 through Article 16, Sections 2.3, 2.4 and 5.2 and this Section 13.3.

13.5 Termination of Purchase Requirements. Without limiting the foregoing, HemoSense’s obligations under this Section 2.2 shall immediately terminate in their entirety if:

13.5.1 HTI delivers any quantity of any Coagulation Cocktail 2 more than sixty (60) days after the date such Coagulation Cocktail 2 was due for delivery, (ii) if in any given calendar quarter HTI fails to deliver at least seventy-five percent (75%) of the quantity of Product due for delivery in such calendar quarter, or (iii) if in any two calendar quarters of the same calendar year, HTI fails to deliver at least ninety percent (90%) of the quantity of Product due for delivery in each such calendar quarter.

13.5.2 Any two (2) consecutive shipments contain Coagulation Cocktail 2 that fails to conform to the Specifications, ISO 9001:2000 or regulatory requirements, or is otherwise defective, and HTI (1) fails to replace the non-conforming Coagulation Cocktail 2 with conforming Coagulation Cocktail 2 in a timely manner.

13.5.3 Any of the events described in Section 13.2.3 occur that would give HemoSense a right to terminate this Agreement (whether or not HemoSense elects to exercise its rights to so terminate this Agreement).

13.5.4 HTI dissolves or otherwise ceases to do business, or such dissolution or cessation of business is reasonably likely.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

ARTICLE 14

LIMITATION OF LIABILITY

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING, THIS Article 14 SHALL NOT BE CONSIDERED TO LIMIT THE PARTIES’ OBLIGATIONS UNDER Article 9 (RECALLS) OR Article 12 (INDEMNIFICATION).

ARTICLE 15

NOTICES

Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (a) by personal delivery, in which case delivery shall be deemed to occur the day of delivery; or (b) by a recognized overnight delivery service such as Federal Express or DHL Worldwide Express, in which case delivery shall be deemed to occur the day of delivery. In each case, a notice or other communication sent to a Party must be directed to the address for that Party set forth in this Agreement’s introductory paragraph (Attention: President), or to another address designated by that Party by written notice.

ARTICLE 16

MISCELLANEOUS

This Agreement (together with the addendums, exhibits and agreements incorporated herein) is the entire agreement between the parties regarding the subject matter set forth in this Agreement. No amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties. The relationship of the Parties under this Agreement is that of independent contractors, and this Agreement will not be construed to imply that either party is the agent, employee, or joint venture of the other. If any provision of this Agreement is held to be unenforceable, that provision shall be enforced to the maximum extent permissible consistent with the Parties’ original intent and the remainder of this Agreement shall continue in full force and effect. The laws of the State of California shall govern this Agreement, without regard to its conflict-of-laws principles. Any claim or controversy arising out of or relating to this Agreement or breach of this Agreement shall be settled by arbitration in San Francisco, California, in accordance with the commercial rules of the American Arbitration Association. HTI shall not assign this Agreement, or any obligation or right under this Agreement, in whole or in part, without HemoSense’s prior written consent, and any prohibited assignment will be void. HemoSense may assign this Agreement in whole or in part to any affiliate or in connection with the merger, consolidation or transfer of all or substantially all of the assets to which this Agreement relates. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties permitted successors and assignees. The rights and remedies of the Parties under this Agreement are cumulative and in addition to all similar and other rights and remedies of the Parties under

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other agreements, at law or in equity. Either Party’s failure to enforce any provision of this Agreement shall not be considered a waiver of future enforcement of that or any other provision. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which will constitute but one and the same instrument

IN WITNESS WHEREOF, the Parties have caused this Manufacture and Supply Agreement to be executed by their duly authorized officers as of the day first above written.

HEMOSENSE, INC.

By:	/s/ Maria C. Navarro
Name: Maria C. Navarro
	Title:	Exec VP Operations

HAEMATOLOGIC TECHNOLOGIES, INC.

By:	/s/ Richard J. Jenny
	Name:	Richard J. Jenny
	Title:	President & General Manager

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE A

DEFINED TERMS

“Affiliate” means, with reference to a Party, another person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this paragraph, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Coagulation Cocktail 2” means the anti-coagulant control cocktail described in the Specifications.

“Facility” means the HTI facility located at 57 River Road, Essex Junction, VT 05452.

“HemoSense Product” means HemoSense products that incorporate Coagulation Cocktail 2 for purposes of generating quality-control results in connection with PT tests.

“Specifications” means those specifications for Coagulation Cocktail 2 that are attached and incorporated into this Agreement as Schedule B, as such specifications may be amended from time to time by HemoSense in accordance with Section 3.2 of this Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE B

SPECIFICATIONS

Material Specification

1.0	Description

Coagulation Cocktail 2 (CC2)

2.0	Material/Product Information

Appearance:	Frozen Solid (slightly cloudy to clear when thawed)

Storage:	Freezer [***]C

3.0	Documentation (Certificate of Conformance or Compliance or Analysis)

•	Product Information Sheet with following information:

•	Item

•	Catalog Number

•	Lot Number

•	Storage Conditions

•	Quantity Shipped

•	Date of Manufacture (DOM)

•	Incoming material must be received at HemoSense within two weeks from the DOM

•	CAUTION statement for Cocktail – 2

•	Test Results

Test	Acceptance Range
[***]	[***]
[***]	[***]
[***]	[***]

•	The following parameters will be provided for informational purposes only

Parameter	Target
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.0	Safety Considerations

Refer to MSDS

5.0	Suggested Sources

Supplier	Supplier #
Haematologic Technologies, Inc.	Hemosense-CC2

6.0	Packaging Requirements

A label with product description, lot number, date of manufacture (DOM) and amount per vial must be on the primary container.

The Coagulation Cocktail 2 must come in 1 ml vials and have a label attached to each vial with product description, lot number, date of manufacture (DOM) and amount. The vials are to be segregated from each other by a separator inside primary container.

The CC2 must to be shipped in a shipping container with polyfoam packer and dry ice.

7.0	References

7.1	Incoming Inspection for Coagulation Cocktail 2 (II# 0301012)

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE C

SUPPLY PRICE

HemoSense Cocktail 2: $[***]/ml

Annual price adjustments not to exceed [***]%

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.